Exhibit 6.10

SERVICES AGREEMENT

This Services Agreement (“Services Agreement” or “Agreement”) is entered into as of September 12, 2022 between StartEngine Crowdfunding, Inc., a Delaware corporation (“Company” or “StartEngine”), and Robot Cache US Inc., a Delaware corporation (“Customer,” “you” or “your”).

1. Services

Company agrees (A) to make available to Customer the ability to present information with respect to its securities offering (the “Offering”) to Users and (B) to permit Users to (i) create and manage online accounts on the Platform (as defined below) with respect to Customer, (ii) view information regarding the Customer, (iii) indicate interest in the Offering, and (iv) subscribe to the Offering by signing a subscription agreement or similar instrument and transmitting payment instructions (together, the “Services”). “User” means a natural person, corporation or other entity that has established an account with respect to Customer on the Company’s website. Users may use the Company’s electronic platform to create and manage their online accounts with respect to Customer and to manage transaction creation, settlement, returns, reversals, refunds and disputes between multiple Users or Customer, as well as User identity and transactions verifications, compliance checks and risk mitigation (collectively, the “Platform”). “User Activity” means all electronic interactions between a User and the Platform, including use of the Company’s services and API.

2. Fees and expenses

a) Generally

In exchange for the Services, you shall pay the Company the then applicable amount of the associated Reversal Liability (if any), as defined and as provided in Section 4(a). The Company reserves the right to change the applicable charges relating to Reversed Payments and Reversal Fees (each as defined in Section 4(a)). If you believe that the Company has billed you incorrectly, you must contact Company no later than 60 days after the closing date on the first billing statement in which the error or problem appeared, in order to receive an adjustment or credit. Inquiries should be directed to contact@startengine.com.

b) Monthly Fees and Billing

The Company will bill you monthly for the Reversal Liability, if any. You authorize the Company to instruct Bryn Mawr Trust Company or any escrow agent used by Company to deduct such fees, debts and any other amounts liabilities incurred under this Services Agreement, prior to releasing any amounts due to you or to any other person (including another escrow agent) from escrow. Amounts which remain unpaid for 30 days are subject to a finance charge of 1.5% per month on any outstanding balance, or the maximum permitted by law, whichever is lower, plus all expenses of collection and may result in immediate termination of the Services.

c) Reimbursable expenses

Charges associated with Reversals (as defined in Section 4(a)) are as set out in Section 4 (Returns and Reversals) below.

3. Customer Representations and Warranties

Customer represents and warrants to the Company that when executed and delivered by Customer and Company, this Services Agreement will constitute the legal, valid, and binding obligation of Customer, enforceable in accordance with its terms.

4. Returns and Reversals

a) Returns and Reversals

User transactions debited from bank accounts via ACH are subject to returns (e.g., non-sufficient funds) and reversals from chargebacks (e.g., unauthorized activity) per the Electronic Fund Transfer Act (15 U.S.C. § 1693 et seq.as may be amended), Regulation E, and National Automated Clearing House Association (“NACHA”) guidelines (collectively, such returns and reversals are “Reversals”). The Company will work to protect Customer and the receiving Users from unwarranted Reversals; however, Customer acknowledges and agrees that:

i) Customer is liable for all Reversals associated with User Activity;

ii) If Company’s agent is notified of a Reversal, the Company may in its sole discretion charge Customer the full amount of the Reversal (“Reversed Payment”) plus an additional $7 reversal fee (“Reversal Fee” and, collectively, the “Reversal Liability”);

iii) The Company has sole discretion to determine who is at fault and liable for the Reversed Payment and Reversal Fee;

iv) Customer authorizes the Company to take any of the following actions (in any particular order) as alternatives to the monthly billing described in Section 2(b): (i) collect the unpaid portion of the Reversal Liability from funds sent to your third-party escrow account; (ii) debit your bank account in the amount of the unpaid portion of the Reversal Liability; (iii) engage in collection efforts to recover the unpaid portion of the Reversal Liability and/or (iv) take legal action or any other action under this Services Agreement.

5. Term and Survival

a) Subject to earlier termination as provided below, this Services Agreement is for the total duration of the Offering unless either party requests termination at least 30 days prior to the end of the then-current term.

b) Additionally, either party may terminate this Services Agreement in the event that:

i) The other party’s material breach remains not cured and continues for a period of (A) in the case of a failure involving the payment of any undisputed amount due hereunder, 15 days and (B) in the case of any other failure, 30 days after the non-performing party receives notice from the terminating party specifying such failure;

ii) Any statement, representation or warranty of the other party is untrue or misleading in any material respect or omits material information;

iii) The other party (A) voluntarily or involuntarily is subject to bankruptcy proceedings, (B) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, or similar official, (C) makes a general assignment to creditors, (D) commences winding down or liquidation of its business affairs, (E) otherwise takes corporate action for the purpose of effecting any of the foregoing, or (F) ceases operating in the normal course of business;

iv) Any change to, enactment of, or change in interpretation or enforcement of any law occurs that would have a material adverse effect upon a party’s ability to perform its obligations under this Services Agreement or a party’s costs/revenues with respect to the services under this Services Agreement;

v) It or the other party is directed by any regulatory authority or NACHA to cease or materially limit the exercise or performance of such party’s rights or obligations under this Services Agreement;

vi) There shall have occurred a material adverse change in the financial condition of the other party; or

vii) A force majeure event materially prevents or impedes a party from performing its obligations hereunder for a period of more than 10 consecutive business days.

6. Succesors. This Agreement shall inure to the benefit of and shall be binding upon StartEngine, Customer and their respective successors, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the courts of the State of California, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts of the State of California and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

8. Acknowledgment. StartEngine is not advising Customer or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the contemplated offering of its securities to the public (the “Regulation A Offering”) or the process leading thereto (irrespective of whether StartEngine or its affiliates have advised or are advising Customer on other matters). Customer has conferred with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions relating to the Regulation A Offering, and StartEngine shall have no responsibility or liability to Customer or any other person with respect thereto. StartEngine advises that it and its affiliates are engaged in a broad range of securities and financial services and that it or its affiliates may have business relationships or enter into contractual relationships with purchasers or potential purchasers of Customer’s securities. Any review by StartEngine of Customer, the transactions relating to the Regulation A Offering, or any other matters relating to such transactions will be performed solely for the benefit of StartEngine and shall not be on behalf of, or for the benefit of, Customer.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto as to the matters covered hereby and supersedes all prior understandings, written or oral, relating to such subject matter.

[Signature page to follow]

StartEngine Crowdfunding, Inc.	Robot Cache US Inc.:

By:	By:
CEO

HELLOSIGN

Audit Trail

TITLE	Services Agreement
FILE NAME	StartEngine Servi...t - RC SIGNED.pdf
DOCUMENT ID	81046416f80ba71cb4e6316d123bfbd1136de37b
AUDIT TRAIL DATE FORMAT	MM / DD / YYYY
STATUS	● Signed

Document History

SENT	**09 / 12 / 2022** 21:10:57 UTC	Sent for signature to Josh Amster (josh@startengine.com) from doryn@startengine.com IP: 107.184.34.83
VIEWED	**09 / 12 / 2022** 22:31:54 UTC	Viewed by Josh Amster (josh@startengine.com) IP: 172.250.11.57
SIGNED	**09 / 12 / 2022** 22:32:05 UTC	Signed by Josh Amster (josh@startengine.com) IP: 172.250.11.57
COMPLETED	**09 / 12 / 2022** 22:32:05 UTC	The document has been completed.

Powered by HELLOSIGN